Exhibit 99.1

PREMIER COMMUNITY BANKSHARES, INC.

Post Office Box 998, Stephens City, Virginia 22655

(540) 869-6600

PREMIER COMMUNITY BANKSHARES, INC.

ANNOUNCES INCREASE IN DIVIDEND

Winchester, Virginia, December 14, 2005

The Board of Directors of Premier Community Bankshares, Inc. announced the declaration of a $0.25 per share annual dividend payable on or before January 26, 2006, to shareholders of record as of December 30, 2005.  This represents a 19% increase over the dividend paid a year earlier and is the seventh consecutive year the Company has increased its dividend.

Premier Community Bankshares, Inc. is the holding company resulting from the merger of Marathon Bank, Winchester, Virginia and Rockingham Heritage Bank, Harrisonburg, Virginia.  In July of 2005, the Company opened the third bank in the holding company, Premier Bank, to serve the Martinsburg/Shepherdstown, West Virginia Markets.  The multi-bank holding company has total assets of approximately $664 million.  The three subsidiary banks have seventeen branch offices serving the Shenandoah Valley region of Virginia and the Eastern Panhandle of West Virginia.     The common stock is traded on the NASDAQ Stock Market under the symbol “PREM”.

FOR ADDITIONAL INFORMATION CONTACT:

Donald L. Unger

President and Chief Executive Officer

(540) 869-6600

THE MARATHON BANK   4095 Valley Pike, Winchester, Virginia 22602

ROCKINGHAM HERITAGE BANK  110 University Boulevard, Harrisonburg, Virginia 22801

PREMIER BANK, INC.  7867 Martinsburg Pike, Shepherdstown, West Virginia 25443